EXHIBIT 99.1
News Release

For Immediate Release

Contact Information:

Investors:            Media:
Alan Magleby            Mary Athridge
(410) 454-5246                            (212) 805-6035
afmagleby@leggmason.com                    mkathridge@leggmason.com

Geoffrey Roth
(410) 454-2671
gnroth@leggmason.com

NELSON PELTZ RESIGNS FROM LEGG MASON BOARD OF DIRECTORS

BALTIMORE, MD, December 1, 2014 – Legg Mason, Inc. (NYSE: LM) today announced that Nelson Peltz, Chief Executive Officer and a founding partner of Trian Fund Management, L.P., has informed the Company of his resignation from the Company’s Board of Directors, effective immediately, to devote more time to other commitments, including service on current and future boards. Mr. Peltz was Chairman of Legg Mason’s Nominating & Corporate Governance Committee.

Mr. Peltz has served on Legg Mason’s Board since October 2009, and made significant contributions to the Company’s ongoing successful turnaround. During that time period, Legg Mason has made senior management and Board changes and has significantly reduced overhead, increased cash flow and returned more than $2 billion of capital to shareholders.

“Nelson has been a great partner for me and an important contributor to our turnaround efforts,” said Joseph A. Sullivan, Chairman and CEO. “We greatly appreciate Nelson’s candor, insights and experience and are very pleased with the meaningful progress we have made to reshape the Company since he joined the Board five years ago. We wish Nelson all the best and look forward to continued dialogue with Trian as Legg Mason’s largest shareholder.”

“Under Joe Sullivan’s leadership, Legg Mason has successfully addressed its legacy issues, increased shareholder value, strengthened its balance sheet, is seeing positive net flows and is positioned for future success, said Mr. Peltz. “Trian is very pleased with Legg Mason’s growth and development and believes that Legg Mason’s strong and dedicated Board is keenly focused on the creation of long term shareholder value. Investment funds managed by Trian continue to be a large shareholder of Legg Mason and we currently expect to remain an engaged shareholder for the foreseeable future.”

Trian Fund Management, L.P. currently beneficially owns approximately 11.3% of Legg Mason’s outstanding shares.

About Legg Mason
Legg Mason is a global asset management firm, with $720 billion in AUM as of October 31, 2014. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).
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